                   ASSET PURCHASE AGREEMENT / U.K. ASSETS

                                  between

                            BELDEN U.K. LIMITED

                                  as Buyer

                                    and

                             ALPHA WIRE LIMITED

                                 as Seller



                           Dated January 7, 1997



                                                                      Page 97

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Alpha Wire Limited


                             TABLE OF CONTENTS


                                                                       Page

1.  CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . 99

2.  PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . .107

3.  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . .108

4.  REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . .130

5.  PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .132

6.  POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . .135

7.  CONDITIONS TO OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . .145

8.  REMEDIES FOR BREACHES OF THIS AGREEMENT  . . . . . . . . . . . . . .149

9.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .155

10. GENERAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . .156

11. DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . . . .159

                                                                      Page 98

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Alpha Wire Limited


                   ASSET PURCHASE AGREEMENT / U.K. ASSETS


    This Asset Purchase Agreement is entered into as of January 7, 1997,

by Belden  U.K. Limited, a corporation organized under the laws of Great

Britain, or its designated Affiliate ("Buyer"), and Alpha Wire Limited, a

Delaware corporation ("Seller").  (The Buyer and the Seller may be individually referred to as a "Party" and collectively as the "Parties").

    Belden Wire & Cable Company ("BWC") and Alpha Wire Corporation ("Alpha

Wire") entered into, as of November 21, 1996, an Asset Purchase Agreement

("U.S. A.P.A."), pursuant to which Alpha Wire agreed to transfer certain assets used by it to design, develop and distribute wire and cable products.  BWC, through its U.K. affiliate, the Buyer, and Alpha Wire,

through its affiliate, the Seller, now want to transfer those assets used by Alpha Wire and its affiliates in its U.K. operations for the design,

development and distribution of wire and cable products.

    Now, the Parties agree as follows:



1.  CERTAIN DEFINITIONS

    1.1. "Active Employee" means an employee of the Business who on the

         Closing Date is either (i) at work or (ii) absent from work solely because of (a) holiday, (b) vacation, (c) illness or disability which has prevented, or is expected to prevent, the employee from working at his or her assigned job for no longer than three months in total duration (including time before and after the Closing

         Date),  or (d) leave of absence which has lasted or is expected to last no longer than three months in total duration (including time before and after the Closing Date) or which is for military duty.




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Alpha Wire Limited


    1.2  "Affiliate" means any Person that directly or indirectly controls,

         is controlled by or is under common control with the named party.

    1.3  "Agreement" means this Asset Purchase Agreement.

    1.4  "Assets" means all right, title, and interest in and to all of the assets of the Business, including without limitation all of its

         (a) real property, leaseholds, subleases, improvements, fixtures,

         fittings, easements, rights-of-way and other appurtenants, (b)

         tangible personal property (such as machinery, and all other equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods,

         furniture, fixtures, fittings, automobiles, trucks, tractors,

         trailers, tools, jigs, and dies), (c) Intellectual Property

         (including the right to use the name "Alpha", "Alpha Wire" and any other name used by Seller in the Business), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against

         infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) non-real property leases, subleases, and rights thereunder, (e) agreements,

         contracts, and rights thereunder, (f) indentures, mortgages,

         instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, all of which are in favor of the Seller and none of which involve the Seller as being an obligor, (g) accounts, notes, and other receivables in favor of the Seller, (h) securities, (i) claims, deposits, lockboxes,

         prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other



ASSET PURCHASE AGREEMENT                                            Page 100

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Alpha Wire Limited


         than any right of refund for the payment of income Taxes), (j)

         franchises, approvals, permits, licenses, orders, registrations,

         certificates, variances, and similar rights obtained from

         governments and governmental agencies, (k) books, records, ledgers files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials,

         advertising and promotional materials, studies, reports, and other printed or written materials, and (l) all other property, right and assets of any kind not otherwise described in (a)-(k) above,

         whether tangible or intangible, used in or relating to the

         Business; provided, however, that the Assets shall not include the

         Retained Assets.

    1.5  "Assumed Liabilities" means those Liabilities of the Seller with respect to the Business other than Retained Liabilities incurred in the Ordinary Course:

         1.5.1 that arise after the Closing under contracts entered into by the Seller which are not reflected on the Final Closing

               Balance Sheet of the U.S. A.P.A., but (i) are listed under

               Section 3.14 of the Disclosure Schedule as "Contracts Being

               Assumed by Buyer"; or (ii) not so listed on Schedule 3.14

               but were entered into in the Ordinary Course for the

               purchase of goods or services to the Business or for the

               sale of wire and cable products by the Business.

    1.6  "Business" means the business conducted by the Seller involving the design, development and distribution of wire and cable products.





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Alpha Wire Limited


    1.7  "Buyer's Indemnified Group" has the meaning assigned in Section

         8.2.

    1.8  "Claim" has the meaning assigned in Section 11.1.

    1.9  "Closing" means the meeting held on the Closing Date at which the

         Parties consummate the contemplated transactions.

    1.10 "Closing Date" has the meaning assigned in Section 2.17 of the

         U.S. A.P.A.

    1.11 "Code" means the Internal Revenue Code of 1986, as amended.

    1.12 "Consents" has the meaning assigned in Section 5.2.

    1.13 "Disclosure Schedule" has the meaning assigned in Article 3.

    1.14 "Employee Benefit Plan" means each employee pension benefit plan or arrangement, profit sharing plan or savings plan (including any

         401(k) plan), each employee welfare benefit plan and each bonus,

         incentive compensation, deferred compensation, severance or similar plan, policy, contract or payroll practice providing compensation or employee benefits maintained by,  on behalf of, or for the benefit of the Seller or to which the Seller is a

         participating employer or is obligated to contribute or has any legally enforceable liability and under which any employee participates or has accrued any rights or under which the Seller is liable in respect of an employee.

    1.15 "Environmental Laws" shall include any federal, state or local law, regulation, rule, standard, order or decree relating to protection of health, safety or the environment and applicable to the business or activities of Seller or conditions resulting therefrom.

    1.16 "Indemnified Party" has the meaning assigned in Section 8.4.



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Alpha Wire Limited


    1.17 "Indemnifying Party" has the meaning assigned in Section 8.4.

    1.18 "Intellectual Property" means all (i) patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v)

         computer software, data and documentation, (vi) trade secrets and confidential information and (vii) copies and tangible embodiments of any of the foregoing (in whatever form or medium).

    1.19 "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes,

         any damage or loss of any kind (including consequential, special,

         punitive, and incidental), any judgment, settlement, expense or cost (including those relating to any investigation or any defense or prosecution of any proceedings), and any reasonable fees and expenses of attorneys, accountants, experts and other consultants.

    1.20 "Occurrence" means an event, incident, accident, or condition,

         including without any limitation which results from an act or omission (including without limitation the sale of products and continuous or repeated exposure to conditions which result in bodily injury, death or damage of any kind).







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Alpha Wire Limited


    1.21 "Ordinary Course" means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity, quality and frequency).

    1.22 "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, or any other form of business or legal entity or government authority.

    1.23 "Regulated Materials" includes any chemical, pollutant,

         contaminant, condition, petroleum or petroleum products, hazardous or toxic substance, and any other substance, material or waste defined as such or subject to regulation in any manner whatsoever under any Environmental Law.

    1.24 "Retained Assets" means all right, title and interest in and to

         (i) cash and cash equivalents (including any "over draft"

         accounts) outstanding on the Closing Date, (ii) repayment

         obligations outstanding on the Closing Date arising from loans made prior to the date hereof to shareholders, directors,

         officers, employees or other related parties, (iii) all Regulated

         Materials in, on, under or relating to any of the foregoing or any of the Assets except to the extent currently used by Seller in the conduct of the Business in the Ordinary Course and in accordance with Environmental Laws, (iv) intercompany amounts to the extent those amounts relate to investments in or permanent advances to the Cowen Cable Division or Insul-Tab Division of Seller or to any

         other Affiliates of Seller, (v) any life insurance policies for any shareholder of Seller (including the cash surrender value of such policies and any receivables for premiums in excess of the cash surrender value of such policies), (vi) to the extent not



ASSET PURCHASE AGREEMENT                                           Page 104

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Alpha Wire Limited


         used in the Business, the assets of Seller's other operations, and

         (vii) the items listed on Exhibit 1.24.

    1.25 "Retained Liabilities" means (i) all Liabilities relating to the borrowing of money  (including any related interest or deferred loan costs), (ii) all Liabilities arising out of any of the

         Retained Assets, whenever so arising, (iii) all Liabilities retained by the Seller pursuant to Section 6.8 hereof, (iv) all

         Liabilities retained by the Seller pursuant to Section 6.10.3 hereof, (v) all Liabilities for income Taxes, (vi)  all

         Liabilities of the Seller for Taxes arising from the consummation of the transactions contemplated by this Agreement; (vii) all

         Liabilities of the Seller to indemnify any Person (including the

         Seller or its stockholders) by reason of the fact that such Person is or was a director, officer, employee or agent of the Seller,

         its Affiliates or its predecessors; (viii) all Liabilities of the

         Seller for the costs and expenses incurred in connection with this

         Agreement; (ix) all Liabilities of Seller resulting from or relating to the borrowing of money, breach of contract, tort,

         infringement or violation of law; (x) all Liabilities of Seller with respect to its or its predecessors' acquisition of any of the assets or capital stock of any Person; (xii) all Liabilities of

         Seller under this Agreement (xiii) all Liabilities listed on

         Exhibit 1.25; (xiv) all Liabilities of Seller with respect to its other operations; and (xv) all other Liabilities (whenever arising) of the Seller, its Affiliates, their  predecessors or otherwise relating to the Business arising from or relating to any





ASSET PURCHASE AGREEMENT                                           Page 105

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Alpha Wire Limited


         Occurrence or period on or before the Closing Date, except for any

         Assumed Liabilities.

    1.26 "Security Interest" means any mortgage, pledge, security interest,

         encumbrance, charge or other lien.

    1.27 "Seller's Indemnified Group" has the meaning assigned in Section

         8.3.

    1.28 "Seller's Knowledge" or similar terms mean the knowledge after reasonable investigation (including after consulting with

         employees of the Seller with responsibility for the subject matter) of (i) the officers and directors of the Seller,  and (ii)

         the following individuals: Philip Cowen, Charles Wiggins, and with respect to Section 3.21, Christine Birkner and with respect to

         Section 3.23, Frank Steigerwalt.

    1.29 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    1.30 "Tax" means any national, federal, state, local or foreign income,

         gross receipts, license, payroll, employment, excise, severance,

         stamp, occupation, premium, windfall profits, environmental,

         customs duties, capital stock, franchise, profits, withholding,

         social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added,

         alternative or add-on minimum, estimated, or other tax of any kind, including any interest or penalty, whether disputed or not.

    1.31 "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes,



ASSET PURCHASE AGREEMENT                                           Page 106

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Alpha Wire Limited


         including any schedule or attachment thereto, and including any amendment thereof.

    1.32 "Transferred Employees" has the meaning assigned in Section

         6.10.1.1.





2.  PURCHASE AND SALE OF ASSETS

    2.1. Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Buyer, free of all

         Security Interests, all of the Assets at the Closing,  solely in exchange for Buyer's assumption of the Assumed Liabilities.

    2.2  Transfer Taxes.  With respect to the transfer of the Assets or the contemplated transactions, Seller will pay (i) any transfer,

         conveyance or other similar Taxes, stamps, duties or similar governmental charges imposed by any taxing jurisdiction, (ii) all recording, filing fees or notarial fees and (iii) other similar costs of Closing.

    2.3  Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer such other instruments of sale, transfer, conveyance, and

         assignment as the Buyer and their counsel reasonably  may request;

         (iv) the Buyer will execute, acknowledge (if appropriate), and



ASSET PURCHASE AGREEMENT                                           Page 107



Alpha Wire Limited


         deliver to the Seller such other instruments of assumption as the

         Seller and their counsel reasonably may request; (v) the Buyer will deliver to the Seller the Closing Payment; and (vi) each

         Party will execute and deliver the Ancillary Agreements.

    2.4  Allocation.  The Parties agree to allocate the Purchase Price among the Assets for tax purposes in accordance with the

         allocation schedule attached as Exhibit 2.20.



3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

    The Seller represents and warrants to the Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date

    (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by the Seller to the

    Buyer on the date of this Agreement and initialed by the Parties (the

    "Disclosure Schedule").  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 3.

    3.1  Organization of the Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Section 3.1 of the Disclosure Schedule lists each of

         Seller's Subsidiaries and Affiliates.



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Alpha Wire Limited


    3.2  Authorization of Transaction.  The Seller has full power and authority  to execute and deliver this Agreement and the Ancillary

         Agreements, and to perform its obligations hereunder and

         thereunder.  This Agreement and the Ancillary Agreements

         constitute the valid and legally binding obligations of the

         Seller, enforceable in accordance with their terms and conditions.

    3.3  Noncontravention.  Except as set forth in Section 3.3 of the

         Disclosure Schedule, neither the execution and the delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article 2 above), will

         (i) violate any constitution, statute, regulation, rule,

         injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller  is subject, or charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument,

         or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets),

         except where the violation, conflict, breach, default,

         acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations or results of the Business or on the ability of the Parties to



ASSET PURCHASE AGREEMENT                                           Page 109



Alpha Wire Limited


         consummate the transactions contemplated by this Agreement.

         Except in regards to the HSR Act and ISRA, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or

         governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above),

         except where the failure to give notice, make a filing, or obtain authorization, consent or approval would not have a material adverse effect on the business, financial condition, operations or results of the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

    3.4  Brokers' Fees.   The Seller has no Liability or obligation to pay

         any fees or commissions to any broker, finder, or agent retained by the Seller with respect to the transactions contemplated by this Agreement for which the Buyer could become liable.

    3.5  Assets.  The Seller has good and marketable title to all of the

         Assets, free and clear of any Security Interest or restriction on transfer, except for Security Interests listed in Section 3.5 of the Disclosure Schedule which will be released in full on the

         Closing Date.  The Assets constitute all of the assets that are necessary to permit the operation of the Business in substantially the same manner as such operations are conducted as of the date hereof.

    3.6  Financial Statements.  Attached as Section 3.6 of the Disclosure

         Schedule are the following financial statements (collectively the

         "financial statements") with respect to Alpha Wire Limited:  (i)



ASSET PURCHASE AGREEMENT                                           Page 110



Alpha Wire Limited


         audited Financial Statements for the fiscal years ended December

         31, 1993, December 31, 1994 and December 31, 1995 prepared for statutory reporting purposes; (ii) unaudited balance sheets,

         income statements and statements of cash flows as of and for the fiscal years ended December 31, 1993, December 31, 1994 and

         December 31, 1995; and (iii) unaudited balance sheet, income statement and statement of cash flows as of and for the period ended October 31, 1996.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (U.K.

         GAAP for the audited statutory Financial Statements and U.S. GAAP for the unaudited Financial Statements) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Alpha Wire Limited as of such dates and the result of operations of the Alpha Wire Limited for such periods,

         and are consistent with the books and records of Seller; provided,

         however that the Financial Statements as of and for the period ended October 31, 1996 are subject to normal year-end adjustments and lack footnotes.

    3.7  Events Subsequent to Most Recent Year End.  Since the Most Recent

         Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operation of the Business.  Without limiting the generality of the

         foregoing, since that date the Seller has not with respect to the

         Business, except as set forth in Section 3.7 of the Disclosure

         Schedule:







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Alpha Wire Limited


         3.7.1 sold, leased, transferred, or assigned any of its assets,

               tangible or intangible, other than for a fair consideration in the Ordinary Course;

         3.7.2 entered into any agreement, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course;

         3.7.3 accelerated, terminated, modified, or cancelled any

               agreement, contract, lease, or license (or series of

               related agreements, contracts, leases, and licenses), or

               any other party to such agreements, contracts, leases or

               licenses doing same, involving more than $10,000 to which

               Seller is a party or by which Seller  is bound;

         3.7.4 made any capital expenditure (or series of related capital expenditures) either involving more than $1,000 or outside the Ordinary Course;

         3.7.5 made any capital investment in, any loan to, or any

               acquisition of the securities or assets of, any other

               Person (or series of related capital investments, loans,

               and acquisitions) either involving more than $1,000 or

               outside the Ordinary Course;

         3.7.6 issued any note, bond, or other debt security or created,

               incurred, assumed, or guaranteed any indebtedness for

               borrowed money or capitalized lease obligation either

               involving more than $1,000 individually or $2,000 in the

               aggregate;







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Alpha Wire Limited


         3.7.7 delayed or postponed the payment of accounts payable or other Liabilities either beyond 45 days from the payment

               due date or  outside the Ordinary Course;

         3.7.8 cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either

               involving more than $5,000 or outside the Ordinary Course;

         3.7.9 granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         3.7.10 changed or authorized any change in its charter or bylaws;

         3.7.11 experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of

               $5,000;

         3.7.12 entered into any employment contract or collective

               bargaining agreement, written or oral, or modified the

               terms of any existing such contract or agreement;

         3.7.13 granted any increase in the compensation of any of the directors, officers, and employees of the Seller outside

               the Ordinary Course;

         3.7.14 adopted, amended, modified, or terminated any bonus,

               profit-sharing, incentive, severance, or other plan,

               contract, or commitment for the benefit of any of the

               directors, officers, and employees of the Seller or taken

               any such action with respect to any other Employee Benefit

               Plan except as set forth in Section 3.7.14 to the

               Disclosure Schedule;







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Alpha Wire Limited


         3.7.15 made any other change in employment terms for any of the directors, officers, and employees of the Seller outside

               the Ordinary Course;

         3.7.16 made or pledged to make any charitable or other capital contribution outside the Ordinary Course; nor

         3.7.17 committed to any of the foregoing.

    3.8  Undisclosed Liabilities.  To Seller's Knowledge, with respect to the Business, Seller does not have any material Liability except for (i) Liabilities set forth on the face of the most recent balance sheet (including the notes thereof) of the Most Recent

         Month End as set out in the U.S. A.P.A.; (ii) Liabilities which have arisen after the Most Recent Month End in the Ordinary Course as set out in the U.S. A.P.A. (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) Liabilities arising out of matters disclosed on the Disclosure Schedules.

    3.9  Legal Compliance.  With respect to the Business, the Seller has complied with all applicable laws (including rules, regulations,

         codes, plans, injunctions, judgments, orders, decrees and rulings)

         of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing,

         investigation, charge, complaint, claim, demand, or notice has been filed or commenced against  it alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition,

         operations, or results of the Business.



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Alpha Wire Limited


    3.10 Tax Matters.

         3.10.1     The Seller has filed all Tax Returns that it was

                    required to file.  All Taxes owed by the Seller

                    (whether or not shown on any Tax Return) have been

                    paid.  There are no Security Interests on any of the

                    assets of the Seller that arose in connection with any

                    failure (or alleged failure) to pay any Tax.  The

                    Seller is not currently the beneficiary of any

                    extension of time to file any Tax Return.

         3.10.2     The Seller has withheld and paid all Taxes required to

                    have been withheld and paid in connection with amounts

                    paid or owing to any employee, independent contractor,

                    creditor, stockholder, or other third party.

    3.11 Real Property.

         3.11.1     The Seller does not own any real property.

         3.11.2     Section 3.11.2  of the Disclosure Schedule lists and

                    describes briefly all real property leased or

                    subleased to the Seller and that is included in the

                    Assets.  The Seller has delivered to the Buyer correct

                    and complete copies of the leases and subleases listed

                    in Section 3.11.2 of the Disclosure Schedule.  With

                    respect to each lease and sublease listed in Section

                    3.11.2 of the Disclosure Schedule:

                    3.11.2.1  the lease or sublease is legal, valid,

                              binding, enforceable, and in full force and

                              effect in all material respects;





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Alpha Wire Limited


                    3.11.2.2  to Seller's Knowledge, no party to the lease

                              or sublease is in  breach or default, and no

                              event has occurred which, with notice or

                              lapse of time, would constitute a breach or

                              default or permit termination, modification,

                              or acceleration thereunder;

                    3.11.2.3  no party to the lease or sublease has

                              repudiated any provision thereof;

                    3.11.2.4  there are no material disputes, oral

                              agreements, or forbearance programs in effect

                              as to the lease or sublease;

                    3.11.2.5  the Seller has not assigned, transferred,

                              conveyed, mortgaged, deeded in trust, or

                              encumbered any interest in the leasehold or

                              subleasehold; and

                    3.11.2.6  all facilities leased or subleased thereunder

                              have received all approvals of governmental

                              authorities (including material licenses and

                              permits) required in connection with the

                              operation thereof and have been operated and

                              maintained in accordance with applicable

                              laws, rules, and regulations in all material

                              respects.

    3.12 Intellectual Property.

         3.12.1     The Seller owns or has the right to use pursuant to

                    license, sublicense, agreement, or permission all

                    Intellectual Property (included in the Assets) which



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Alpha Wire Limited


                    is necessary for the operation of the Business as

                    presently conducted.  Each such item of Intellectual

                    Property owned or used by the Seller immediately prior

                    to the Closing hereunder will be owned or available

                    for use by the Buyer on identical terms and conditions

                    immediately subsequent to the Closing hereunder.

         3.12.2     To Seller's Knowledge, except as set forth on Section

                    3.12.2 of the Disclosure Schedule, the Seller has not

                    interfered with, infringed upon or misappropriated any

                    Intellectual Property rights of third parties in any

                    material respect.  The Seller has not received any

                    complaint, claim, demand, or notice alleging any such

                    interference, infringement, misappropriation, or

                    violation (including any claim that the Seller must

                    license or refrain from using any Intellectual

                    Property rights of any third party).  To Seller's

                    Knowledge, except as set forth on Section 3.12.2 of

                    the Disclosure Schedule, no third party has interfered

                    with, infringed upon, misappropriated, or otherwise

                    come into conflict with any Intellectual Property

                    rights of the Seller in any material respect.

         3.12.3     Section 3.12.3 of the Disclosure Schedule identifies

                    each patent (including issuing country, number,

                    current assignee of record, title and issue date),

                    each trademark and service mark registration

                    (including issuing country, number, description of

                    mark, current owner of record, classes of goods or



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Alpha Wire Limited


                    services, and issue date), each unregistered trademark

                    and service mark that is material to the operation of

                    the Business for which no application for registration

                    is pending (including a description of the mark and

                    the goods or services with which it is used) and each

                    copyright registration (including issuing country,

                    number, title or description of work, current owner of

                    record and issue date) currently in effect, owned by

                    the Seller and included in the Assets; identifies each

                    pending patent application (including country of

                    filing, serial number, current owner of record, title

                    and filing date), application for registration of a

                    trademark or service mark (including country of

                    filing, serial number, description of mark, current

                    owner of record, classes of goods or services, and

                    filing date), which the Seller has made with respect

                    to any of its Intellectual Property which is included

                    in the Assets; and identifies each license, agreement,

                    or other permission which the Seller has granted to

                    any third party with respect to any of its owned

                    Intellectual Property (together with any exceptions)

                    which is included in the Assets.  The Seller has

                    delivered to the Buyer correct and complete copies of

                    all such patents, registrations, applications,

                    licenses, agreements and permissions (as amended to

                    date).  With respect to each item of Intellectual

                    Property that the Seller owns and which is included in



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Alpha Wire Limited


                    the Assets, except as otherwise set forth in Section

                    3.12.3 to the Disclosure Schedule:

                    3.12.3.1  the Seller possesses all right, title, and

                              interest in and to the item, free and clear

                              of any Security Interest, license, or other

                              restriction;

                    3.12.3.2  the item is not subject to any outstanding

                              injunction, judgment, order, decree, or

                              ruling;

                    3.12.3.3  no action, suit, proceeding, hearing,

                              investigation, charge, complaint, claim, or

                              demand is pending or, to Seller's Knowledge,

                              is threatened which challenges the legality,

                              validity, enforceability, use, or ownership

                              of the item; and

                    3.12.3.4  the Seller has not agreed to indemnify any

                              Person for or against any interference,

                              infringement, misappropriation, or other

                              conflict with respect to the item.

         3.12.4     Section 3.12.4 of the Disclosure Schedule identifies

                    each item of Intellectual Property, material to the

                    conduct of the Business, that any third party owns and

                    that the Seller uses in the Business pursuant to

                    license, sublicense, agreement, or permission.  The

                    Seller has delivered to the Buyer correct and complete

                    copies of all such licenses, sublicenses, agreements,

                    and permissions (as amended to date).  With respect to



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Alpha Wire Limited


                    each item of Intellectual Property required to be

                    identified in Section 3.12.4 of the Disclosure

                    Schedule:

                    3.12.4.1  the license, sublicense, agreement, or

                              permission covering the item is legal, valid,

                              binding, enforceable, and in full force and

                              effect in all material respects;

                    3.12.4.2  to Seller's Knowledge, no party to the

                              license, sublicense, agreement, or permission

                              is in material breach or default, and no

                              event has occurred which with notice or lapse

                              of time would constitute a material breach or

                              default or permit termination, modification,

                              or acceleration thereunder; and

                    3.12.4.3  the Seller has not granted any sublicense or

                              similar right with respect to the license,

                              sublicense, agreement, or permission.

    3.13 Inventory.  The inventory of the Business, net of reserves,

         consists of raw materials, work in process, and finished goods,

         all of which is saleable in the Ordinary Course, and none of which is damaged or defective.

    3.14 Contracts.  Section 3.14 of the Disclosure Schedule lists the following contracts and agreements to which the Seller is a party and which relate to the Business:

         3.14.1     any agreement (or group of related agreements) for the

                    lease of personal property to or from any Person

                    providing for lease payments in excess of $1,000 per



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Alpha Wire Limited


                    annum;

         3.14.2     any agreement (or group of related agreements) for the

                    purchase or sale of raw materials, commodities,

                    supplies, products, or other personal property, or for

                    the furnishing or receipt of services, the performance

                    of which will extend over a period of more than one

                    year, result in a material loss to the Seller, or

                    involve consideration in excess of $5,000;

         3.14.3     any agreement concerning a partnership or joint

                    venture;

         3.14.4     any agreement (or group of related agreements) under

                    which it has created, incurred, assumed, or guaranteed

                    any indebtedness for borrowed money, or any

                    capitalized lease obligation under which it has

                    imposed a Security Interest on any of its assets,

                    tangible or intangible;

         3.14.5     any agreement outside the Ordinary Course concerning

                    confidentiality, or any agreement concerning

                    noncompetition;

         3.14.6     any profit sharing, stock option, stock purchase,

                    stock appreciation, deferred compensation, severance,

                    or other material plan or arrangement for the benefit

                    of the current or former directors, officers, and

                    employees of the Seller;

         3.14.7     any collective bargaining agreement;

         3.14.8     any agreement for the employment of any individual on

                    a full-time, part-time, consulting, or other basis;



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Alpha Wire Limited


         3.14.9     any agreement under which the consequences of a

                    default or termination could have a material adverse

                    effect on the business, financial condition,

                    operations, or results of operation of the Seller; and

         3.14.10    any other agreement (or group of related agreements)

                    the performance of which involves consideration in

                    excess of $5,000.

         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.14 of the Disclosure

         Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in

         Section 3.14 of the Disclosure Schedule.  With respect to each such agreement:  (i) the agreement is legal, valid, binding,

         enforceable, and in full force and effect in all material

         respects; (ii) the Seller is not in material breach or default,

         and to Seller's Knowledge no other party is in breach or default,

         and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination,

         modification, or acceleration, under the agreement; (iii) each such agreement will continue to be valid, binding, enforceable and in full force and effect on identical terms following the

         consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above).

    3.15 Notes and Accounts Receivable.  All notes and accounts receivable of the Business are reflected properly on its books and records,

         are valid receivables, and are subject to no setoffs or

         counterclaims and are collectible, subject only to (i) the reserve



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Alpha Wire Limited


         for bad debts set forth on the face of the most recent balance sheet (rather than in any notes thereto) as of the Most Recent

         Month End as adjusted for the passage of time through the Closing

         Date in accordance with the past custom and practice of the Seller and (ii) any return or allowance made in the Ordinary Course, the total of which does not exceed 4.5% of the amount of notes and accounts receivable shown on the Final Closing Balance Sheet as set out in the U.S. A.P.A.

    3.16 Insurance.  Section 3.16 of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty,

         liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage and which relate to the

         Business:

         3.16.1     the name, address, and telephone number of the agent;

         3.16.2     the name of the insurer, the name of the policyholder,

                    and the name of each covered insured;

         3.16.3     the policy number and the period of coverage;

         3.16.4     the scope (including an indication of whether the

                    coverage was on a claims made, occurrence, or other

                    basis) and amount (including a description of how

                    deductibles and ceilings are calculated and operate)

                    of coverage; and

         3.16.5     a description of any retroactive premium adjustments

                    or other loss-sharing arrangements.





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Alpha Wire Limited


         Section 3.16 of the Disclosure Schedule describes any material self-insurance arrangements affecting the Seller and which relate to the Business.

    3.17 Litigation.  Section 3.17 of the Disclosure Schedule sets forth each instance in which  the Seller (i) is subject to any

         outstanding injunction, judgment, order, decree or ruling or (ii)

         is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

    3.18 Product Warranty.    Each product manufactured, sold, leased, or

         delivered by the Business has been in material conformity with all applicable commitments and warranties.  Section 3.18 of the

         Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Business (containing

         applicable guaranty, warranty, and indemnity provisions).

    3.19 Product Liability.  Except as described in Section 3.19 of the

         Disclosure Schedule, to Seller's Knowledge, the Seller  does not have any Liability arising out of any injury to individuals or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the

         Seller and which relates to the Business.

    3.20 Employees.  To Seller's Knowledge, no executive or key employee of the Business has notified the Seller that he or she plans to terminate employment with the Seller during the next twelve months.  As used in the preceding sentence, "key employee" means



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Alpha Wire Limited


         any all employees who report directly to Philip Cowen and all employees who report directly to the direct reports of Philip

         Cowen.  Except as listed in Section 3.20 of the Disclosure

         Schedule, with respect to the Business, the Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, material grievances, claims of unfair labor practices, or other collective bargaining disputes within the past year.  To Seller's Knowledge, the Seller has not

         committed any material unfair labor practice.  To Seller's

         Knowledge, there is not any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business.

    3.21 Employee Benefits.

         3.21.1     Section 3.21.1 of the Disclosure Schedule lists each

                    Employee Benefit Plan that the Seller maintains or to

                    which the Seller contributes with respect to the

                    Business.

                    3.21.1.1  Each such Employee Benefit Plan (and each

                              related trust, insurance contract, or fund)

                              complies in form and in operation in all

                              material respects with applicable laws.

                    3.21.1.2  All contributions (including all employer

                              contributions and employee salary reduction

                              contributions) which are due have been paid

                              to each such Employee Benefit Plan which is

                              an employee pension benefit plan and all

                              contributions for any period ending on or



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                              before the Closing Date which are not yet due

                              have been paid to each such employee pension

                              benefit plan or accrued in accordance with

                              the past custom and practice of the Seller.

                              All premiums or other payments which are due

                              for all periods ending on or before the

                              Closing Date have been paid with respect to

                              each such Employee Benefit Plan which is an

                              employee welfare benefit plan.

         3.21.2     The Seller does not maintain, has not maintained, does

                    not contribute,  has not contributed, and has not been

                    required to contribute, to any employee welfare

                    benefit plan providing medical, health, or life

                    insurance or other welfare-type benefits for current

                    or future retired or terminated employees, their

                    spouses, or their dependents.

    3.22 Guaranties.  Except as listed in Section 3.22 of the Disclosure

         Schedule, the Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other

         Person.  Section 3.22 of the Disclosure Schedule also sets forth an accurate and complete list showing the name and address of each bank in which the Business has an account or lockbox, the number of any such account or lockbox, and the names of all persons authorized to drawn thereon or have access thereto.

    3.23 Environment, Health, and Safety.  Except as disclosed in Section

         3.23 of the Disclosure Schedule:





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Alpha Wire Limited


         3.23.1     The Business conforms in all material respects with

                    all applicable Environmental Laws, and neither the

                    real property used by the Business nor any activities,

                    operations or conditions thereon currently are in

                    violation, in any material respect, of any applicable

                    Environmental Law.

         3.23.2     Since January 1, 1991, to Seller's Knowledge, Seller

                    has timely filed all required reports, obtained all

                    required approvals, and generated and maintained all

                    required data, documentation and records with respect

                    to the Business under applicable Environmental Laws.

         3.23.3     Seller has obtained all permits required under

                    applicable Environmental Laws necessary for the

                    operation of the Business, and currently is in

                    material compliance with all terms and conditions of

                    such environmental permits.

         3.23.4     Prior to Seller's acquisition of any ownership or

                    leasehold interest in the real property it uses, to

                    Seller's Knowledge, no Regulated Materials were used,

                    handled, stored or disposed of on, at or beneath such

                    real property in violation of any applicable

                    Environmental Law.  From and after Seller's

                    acquisition of its ownership or leasehold interest in

                    such real property, no Regulated Materials have been

                    used, handled, stored or disposed of on, at or beneath

                    the real property in violation in any material respect





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Alpha Wire Limited


                    of any applicable Environmental Law by Seller or, to

                    Seller's Knowledge, by any other Person.

         3.23.5     No gasoline or other aboveground or underground

                    storage tank is or was located at the real property

                    while the real property was owned or leased by Seller,

                    or to Seller's Knowledge, while the real property was

                    owned or leased by any other Person.

         3.23.6     Seller has no knowledge of any pending investigation,

                    claim, action, charge, complaint, demand, suit,

                    hearing or other proceeding by any governmental

                    authority having jurisdiction over such matter under

                    any applicable Environmental Law, or by any other

                    Person, with respect to the Business or matters

                    relating thereto.  Since January 1, 1991, Seller has

                    not received written notice of any claim (and to

                    Seller's Knowledge there exists no such claim) by any

                    Person alleging the violation of, or any potential

                    liability under, any applicable Environmental Law with

                    respect to the Business.

         3.23.7     Except in a manner which did not constitute a

                    violation of any applicable Environmental Laws, to

                    Seller's Knowledge, neither Seller nor any other

                    Person has caused or permitted (i) any Regulated

                    Materials to be generated, stored on, placed, held,

                    generated or treated, or released, disposed or

                    discharged from, on, under or at any real property

                    used by Seller or any part thereof (including any



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Alpha Wire Limited


                    resulting groundwater contamination), or (ii) the off-

                    site disposal of Regulated Materials at any other

                    location.

         3.23.8     Seller has no knowledge of any area on the real

                    property it uses as to its  previously being used as a

                    dump site for any waste materials, whether or not such

                    historic disposal activities constituted a violation

                    of any applicable Environmental Law.

         3.23.9     To Seller's Knowledge, the real property used by the

                    Business does not contain asbestos in any form other

                    than the asbestos around certain pipes identified in

                    Seller's report prepared by Whitman and as noted in

                    Section 3.23.9 of the Disclosure Schedule.

         3.23.10    Concurrently with or prior to the date of Seller's

                    delivery of the Disclosure Schedules, to Seller's

                    Knowledge, Seller has delivered to Buyer true, correct

                    and complete copies of all reports, audits,

                    investigations, correspondence and notices received by

                    Seller relating to the presence of any Regulated

                    Materials at the real property used by the Business or

                    the violation of any applicable Environmental Law by

                    Seller.

    3.24 Certain Business Relationships with Seller.  To Seller's

         Knowledge, except as set forth on Section 3.24 to the Disclosure

         Schedule, no Affiliate or officer, director or employee of the

         Seller has been involved in any material business arrangement or relationship with the Business within the past twelve months, and



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         no such Affiliate, officer, director or employee owns any material asset, tangible or intangible, which is used in the Business.

    3.25 Tangible Assets.  Each tangible Asset is in good operating condition and repair (subject to normal wear and tear).

    3.26 Customers.  To Seller's Knowledge, as of the date of this

         Agreement, no customer of the Business has notified Seller that it intends to stop purchasing products of the Business as a result of the Seller's completing the transactions contemplated by this

         Agreement.



4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

    The Buyer represents and warrants to the Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date

    (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

    4.1  Organization of the Buyer.  Buyer is a corporation duly organized,

         validly existing, and in good standing under the laws of Great

         Britain.

    4.2  Authorization of Transaction.  The Buyer has full power and authority  to execute and deliver this Agreement and the Ancillary

         Agreements, and to perform its obligations hereunder and

         thereunder.  This Agreement and the Ancillary Agreements

         constitute the valid and legally binding obligations of the Buyer,

         enforceable in accordance with their terms and conditions.

    4.3  Noncontravention.  Neither the execution and the delivery of this

         Agreement and the Ancillary Agreements, nor the consummation of



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         the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article 2 above), will

         (i) violate any constitution, statute, regulation, rule,

         injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer  is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of,

         constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract,

         lease, license, instrument, or other arrangement to which the

         Buyer is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security

         Interest upon any of its assets), except where the violation,

         conflict, breach, default, acceleration, termination,

         modification, cancellation, failure to give notice, or Security

         Interest would not have a material adverse effect on the business,

         financial condition, operations or results of operation of Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.  The Buyer does not need to give any notice to, make any filing with, or obtain any authorization,

         consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above), except where the failure to give notice, make a filing, or obtain authorization, consent or approval would not have a material adverse effect on the business,



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Alpha Wire Limited


         financial condition, operations or results of operation of Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

    4.4  Brokers' Fees.   The Buyer has no Liability or obligation to pay

         any fees or commissions to any broker, finder, or agent retained by the Buyer with respect to the transactions contemplated by this

         Agreement for which the Seller could become liable or obligated.



5.  PRE-CLOSING COVENANTS.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    5.1  General.  Except as otherwise provided, each Party will, acting diligently and in good faith, use all its reasonable efforts to take all action and to do all things necessary, proper or

         advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article 7 below).

    5.2  Notices and Consents.

         5.2.1 As soon as practicable after the execution of this

               Agreement, the Seller will give any required notices to any person and will commence to take all reasonable action

               required to obtain all consents, authorizations, approvals and agreements ("Consents") of all persons (including any

               authorization or approval required by ISRA) necessary to

               authorize, approve, or permit the full and complete grant,

               bargain, sale, conveyance, assignment and transfer by the

               Seller to the Buyer as contemplated by this Agreement.  The

               Seller will continue such efforts after the Closing Date,



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               if required by the Buyer, at no additional cost to the

               Buyer.  If any Consent is not obtained by the Closing and

               the Buyer nevertheless elects to close the transaction

               contemplated by this Agreement, the Seller will cooperate

               with the Buyer in any reasonable arrangement to provide the

               Buyer with the benefits under or with respect to the matter as to which the relevant Consents were not obtained. Each

               Party will file any notification and report forms and

               related material that such Party may be required to file

               with any governmental authority (including those required

               by the HSR Act), will use its reasonable efforts to obtain the expiration or early termination of the applicable

               waiting period (or any extension thereof) for any required pre-acquisition notice (including those required by the HSR

               Act), and will make any further filings, including the

               submission of any additional information or documentary

               material, pursuant thereto that may be necessary, proper or advisable.

    5.3  Operation of Business.  The Seller, with respect to the Business,

         will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the

         Ordinary Course.  Without limiting the foregoing, the Seller will not engage in any matter described in Section 3.7 above.

    5.4  Preservation of Business.  The Seller will use its reasonable best efforts to keep the Business and Assets intact, including its present operations, physical facilities, working conditions and





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         relationships with lessors, licensors, suppliers, customers and employees.

    5.5  Access.  After reasonable prior notice delivered by Buyer, the

         Seller will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises,

         properties, books, records, contracts, Tax records and documents of or pertaining to the Business in order to conduct any

         investigation (including environmental assessments) of the

         Business.

    5.6  Notice of Developments.  The Seller will give prompt written notice to the Buyer of any material development, of which it becomes aware, affecting the assets, Liabilities, business,

         financial condition, operations or results of operation of the

         Business.  Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

         Seller shall have the right to revise the Disclosure Schedules before the Closing Date, subject to the Buyer's right to accept or reject such revisions pursuant to Section 7.1.11.

    5.7  Exclusivity.  The Seller will not (and the Seller will not cause or permit any of its Affiliates to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution or recapitalization,

         (B) merger or consolidation, (C) acquisition or purchase of a substantial portion of the Assets, or (D) similar transaction or business combination involving the Business or (ii) participate in



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         any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

    5.8  Bulk Sales or Transfer Laws.  The Seller agrees to indemnify the

         Buyer from and against any and all Liabilities arising from

         Seller's failure to comply with any applicable bulk sales law.

6   POST-CLOSING COVENANTS  The Parties agree as follows with respect to the period following the Closing.

    6.1  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this

         Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents)

         as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).

         The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books,

         records, agreements and financial data of any sort relating to the

         Business (other than information relating to the Retained Assets or Retained Liabilities).

    6.2  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any charge, complaint,

         action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this

         Agreement or (ii) any fact, situation, circumstance, status,

         condition, activity, practice, plan, occurrence, event, incident,



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Alpha Wire Limited


         action, failure to act or transaction on or prior to the Closing

         Date involving the Business, the other Party will cooperate with him or it and his or its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in

         connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the

         contesting or defending Party is entitled to indemnification therefor under Article 8 below).

    6.3  Transition.  The Seller will refer, and will cause its Affiliates to refer, all customer inquiries relating to the Business to the

         Buyer from and after the Closing.

    6.4  Tax Matters.  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, audit, or other examination by any tax authority or judicial or

         administrative proceedings relating to liability for Taxes, (ii)

         each retain and provide the other with any records or other information that may be relevant to such return, audit or

         examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period.

         Without limiting the generality of the foregoing, Seller and Buyer shall retain until the applicable statutes of limitation

         (including any extensions) have expired, copies of all returns,

         supporting work schedules and other records or information that



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Alpha Wire Limited


         may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

    6.5  Confidentiality.  The Seller will treat and hold as such all confidential information relating to the Business, refrain from using any of such confidential information except in connection with this Agreement and deliver promptly to the Buyer or destroy,

         at the request of the Buyer, all tangible embodiments (and all copies) of such confidential information which are in its

         possession.  As used in the preceding sentence, "confidential information relating to the Business" shall mean know-how, trade secrets, customer and supplier lists, marketing plans and

         strategies, designs, pricing and cost information, drawings,

         technical information and other proprietary information relating to the Business but shall not include information that (i) is publicly known (other than as a result of Seller's disclosure in violation of this Agreement), (ii) is disclosed to Seller by a third party that is not under any duty of confidentiality to

         Buyer, or (iii) is developed independently by or on behalf of

         Seller after the Closing Date.  In the event the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena,

         civil investigative demand or similar process) to disclose any confidential information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek



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Alpha Wire Limited


         an appropriate protective order or waive compliance with the provisions of this Section 6.5.  If, in the absence of a

         protective order or the receipt of a waiver under this Section

         6.5, the Seller is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, the Seller may disclose the

         confidential information to the tribunal.  However, the Seller shall use its reasonable best efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any confidential information which is generally available to the public immediately prior to the time of disclosure.

6.6      [Intentionally Omitted]

    6.7  Disclosures.  Before Closing, no Party, without the prior written consent of the other Party, will issue any press release or any similar public announcement concerning the transactions

         contemplated by this Agreement.  However, if in the opinion of counsel to any Party (which opinion shall be confirmed in writing by such counsel and promptly delivered to the other Party before disclosure), such disclosure is required by law or regulations of a stock exchange, the Parties will cooperate in preparing a press release or releases, and unless the Parties otherwise agrees, such disclosures shall be limited to the disclosures so required in the opinion of counsel.





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Alpha Wire Limited


    6.8  Environmental Matters.  The Buyer shall not assume, and the Seller shall remain solely responsible for, the following Liabilities which shall be Retained Liabilities:  All Liabilities of any nature whatsoever whenever arising under or from compliance with any Environmental Laws, based upon any events occurring or conditions existing on or before the Closing Date (whether or not there is a migration or spreading after the Closing Date),

         relating in any manner to (i) operations conducted by the Seller,

         its Affiliates or predecessors, or (ii) the Assets or any

         facilities owned, leased or used by the Seller, its Affiliates or predecessors (whether or not such facilities are included in the

         Assets), whether such Liabilities relate to on-site or to a location other than such facilities, including without limitation any liability arising pursuant to the Comprehensive Environmental

         Response, Compensation and Liability Act of 1980, as amended, 42

         U.S.C. Section 9601 et seq. or similar state or local laws.

    6.9  Change of Lockbox Accounts.  The Seller shall take such steps as

         Buyer may reasonably request to cause Buyer, effective as of the

         Closing Date, to be substituted as the sole party having control over any lockbox to which customers of the Seller make payments,

         and to transfer to Buyer, effective as of the Closing Date, the bank accounts associated with such lockboxes, as well as other bank accounts specified by Buyer which are disbursement accounts.

    6.10 Employees and Employee Benefit Plans.

         6.10.1  Employment of Transferred Employees.

               6.10.1.1       On the Closing Date, Seller shall make

                              available for employment, and Buyer shall



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Alpha Wire Limited


                              offer to employ, all Active Employees.  The

                              Active Employees who accept such offers shall

                              become "Transferred Employees" as of the

                              Closing Date.  Except for any limitation

                              imposed by a collective bargaining agreement,

                              the Parties agree that the employment

                              relationship between the Transferred

                              Employees and the Buyer shall be at will,

                              that it shall be a new employment

                              relationship and that the Buyer is not

                              intended to be, and is not, successor to the

                              Seller in any legal sense with respect to the

                              employment relationships existing prior to

                              the Closing Date between such Transferring

                              Employees and the Seller.

               6.10.1.2       The employment offers referenced in Section

                              6.10.1.1 above shall be at a wage or salary

                              level, whichever is applicable, that is

                              equivalent to the wage or salary level,

                              whichever is applicable, of each such

                              employee immediately prior to the Closing

                              Date.  Each such offer of employment to

                              Active Employees shall also include employee

                              benefit plans, programs and policies that are

                              substantially comparable in the aggregate to

                              the employee benefits of each such employee

                              immediately prior to the Closing Date (the



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Alpha Wire Limited


                              "Prior Employee Benefits"), except that

                              coverage to Transferred Employees shall not

                              be subject to any waiting period requirement,

                              exceptions for pre-existing conditions or gap

                              period requirement in addition to what was

                              provided by the Prior Employee Benefits.

               6.10.1.3       It is understood, however, that the employee

                              benefit plans included in the offers of

                              employment for any Transferred Employees of

                              the Business may not extend beyond medical

                              insurance, severance, disability insurance,

                              life insurance and dental insurance which are

                              substantially comparable to those that Seller

                              provides to its Active Employees of the

                              Business at the date of this Agreement.  It

                              is also understood that neither Seller nor

                              Buyer will have any obligation to continue

                              any supplemental benefit plan, stock options,

                              SARs, profit sharing arrangement, Rabbi

                              Trust, or other incentive compensation

                              arrangement Seller may have with any Active

                              Employee.

         6.10.2 Prior Service Credit.  For purposes of eligibility,

               vesting, and benefits accrual, the Buyer will ensure that

               its employee benefit plans for Transferred Employees treat employment with the Seller prior to the Closing Date the

               same as employment with the Buyer after the Closing Date



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Alpha Wire Limited


               ("Seller's Prior Service Credit").  Seller's Prior Service

               Credit for each Transferred Employee is noted on Exhibit

               6.10.2.

         6.10.3 Certain Retained Liabilities of the Seller..  The Buyer

               shall not assume, and the Seller shall remain solely

               responsible for, the following Liabilities and obligations which shall be Retained Liabilities:

               6.10.3.1  All Liabilities and obligations of whatever nature arising out of, asserted by or relating to past,

                         present or retired employees of the Seller or its

                         Affiliates who are not Transferred Employees,

                         whenever arising, including without limitation (i)

                         those pertaining to benefits, rights,

                         entitlements, expense reimbursements, salary,

                         payroll or other payments, and (ii) those arising

                         by reason of the transfer or non-transfer of

                         employees contemplated by this Section 6.10;

               6.10.3.2  Except for those liabilities, if any, accrued on the Final Closing Balance Sheet (as set out in the

                         U.S. A.P.A. but only to the extent of such

                         accrual) pursuant to Section 1.6.1 above, all

                         Liabilities and obligations of whatever nature

                         arising out of, asserted by or relating to

                         Transferred Employees, whenever arising, including

                         without limitation those pertaining to benefits,

                         rights, entitlements, expense reimbursements,

                         salary, payroll or other payments, to the extent



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Alpha Wire Limited


                         such Liabilities and obligations result from (i)

                         Buyer's failure to adopt or continue any employee

                         benefits which were provided by Seller or (ii) an

                         Occurrence taking place (or relating to a period)

                         on or before the Closing Date; provided, however,

                         with respect to the preceding clause (ii) that

                         with respect to Liabilities resulting from

                         workplace conditions or exposures which continue

                         after the Closing Date and for which the initial

                         claim is asserted after the Closing Date, Seller

                         shall remain responsible for the proportion of

                         such Liabilities attributable to periods on or

                         prior to the Closing Date and Buyer shall be

                         responsible for the proportion of such Liabilities

                         attributable to periods after the Closing Date.

         6.10.4 Nonduplication.  Nothing in this Section 6.10 shall cause duplicate contributions or benefits to be paid to or with

               respect to any employee.

         6.10.5 No Changes.  Except in the Ordinary Course pursuant to

               Seller's customary merit review policies, without the

               Buyer's prior written consent, the Seller shall neither

               make nor permit any material change to be made in salaries,

               wages, employee benefit plans or other benefits from the

               date hereof through the Closing Date.

         6.10.6 Certain Reservations of Rights by the Buyer.

               6.10.6.1  Nothing herein expressed or implied shall confer upon any Person (including any Transferred



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Alpha Wire Limited


                         Employee or any other past or present employees of

                         the Seller or its Affiliates) other than the

                         Seller any rights or remedies of any nature or

                         kind whatsoever, including any right to employment

                         by the Buyer for any period or under any

                         particular terms and conditions or any third-party

                         beneficiary rights hereunder.

               6.10.6.2  Nothing herein shall prevent the Buyer at any time or times after the Closing Date from terminating,

                         reassigning, promoting or demoting individual

                         personnel or changing adversely or favorably the

                         titles, powers, duties, responsibilities,

                         functions, locations, salaries, other

                         compensation, or terms and conditions of

                         employment of officers and employees of the Buyer.

               6.10.6.3  Nothing herein shall restrict in any way the right of the Buyer at any time or times after the

                         Closing Date to establish, amend or terminate any

                         employee benefit plan, arrangement, program,

                         practice, policy or procedure.

















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Alpha Wire Limited


         6.11  Discharge of Retained Liabilities.  Seller shall discharge all Retained Liabilities in a timely manner.  No disclosure made by Seller (including any set out in the Disclosure

               Schedule) shall limit or modify any Retained Liability or

               Seller's obligation to satisfy such Retained Liability.

         6.12  Existence and Name.  The Seller agrees (i) to maintain its corporate existence at least until January 15, 2000 and to notify Buyer (at least 30 days in advance) should it decide thereafter to dissolve and (ii) to change its name to a

               name not confusingly similar to "Alpha" or "Alpha Wire".

7   CONDITIONS TO OBLIGATION TO CLOSE

    7.1  Conditions to Obligation of the Buyer.  The obligation of the

         Buyer to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the

         following conditions (or their waiver in writing by the Buyer):

         7.1.1 the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;

         7.1.2 the Seller shall have performed and complied with all of its covenants that it must perform prior to the Closing;

         7.1.3 the Seller shall have procured all Consents referred to in

               Section 5.2 above;

         7.1.4 no action, suit or proceeding shall be pending or

               threatened before any court or quasi-judicial or

               administrative agency of any federal, state, local or

               foreign jurisdiction wherein an unfavorable judgment,

               order, decree, stipulation, injunction or charge would (i)



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Alpha Wire Limited


               prevent consummation of any of the transactions

               contemplated by this Agreement, (ii) cause any of the

               transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control the Assets or the

               Business (and no such judgment, order, decree, stipulation,

               injunction or charge shall be in effect);

         7.1.5 the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above

               in Sections 7.1.1 through 7.1.4 is satisfied in all

               respects;

         7.1.6 the Parties shall have received all authorizations,

               consents and approvals of governments and governmental

               agencies set forth in Exhibit 7.1.6;

         7.1.7 the relevant Parties shall have entered into the Ancillary

               Agreements in form and substance as set forth in Exhibit

               7.1.7 of the U.S. A.P.A. (and with respect to the Supply

               Agreement of the U.S. A.P.A., the Parties shall have agreed on the pricing provisions and list of products), and the

               same shall be in effect;

         7.1.8 all actions to be taken by the Seller in connection with consummation of the contemplated transactions and all

               certificates, opinions, instruments and other documents

               required to effect the contemplated transactions will be

               reasonably satisfactory in form and substance to the Buyer;

         7.1.9 on the Closing Date, there shall not exist any damage to or destruction of any parts of the Business, the restoration



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Alpha Wire Limited


               costs of which would exceed $25,000 individually or

               $100,000 in the aggregate;

         7.1.10 at Buyer's request, the Seller shall have removed and disposed of any Regulated Materials in storage on any real property owned or leased by the Seller and used in the

               Business, and the Seller shall have provided written

               confirmation of such removal and disposal reasonably

               satisfactory to the Buyer;

         7.1.11 the Buyer in its discretion shall have found acceptable any revisions of the Disclosure Schedules made by Seller

               pursuant to Section 5.6;

         7.1.12 the Seller shall have provided written evidence

               satisfactory to Buyer of the termination and release of any

               Security Interest covering any of the Assets, including

               letters from the lenders containing payoff amounts and

               reasonable assurance covenants in favor of Buyer;

         7.1.13 the Buyer shall have completed its due diligence review and inspections with respect to (i) environmental, health and

               safety matters, (ii) all improvements to real property

               (including storm sewers and sewer pipes), (iii) the

               opposition proceedings noted in Section 3.12.2 of the

               Disclosure Schedule and (iv) title to real property, and

               the results of such review and inspections shall be

               acceptable to the Buyer in its sole discretion; and

         7.1.14 the parties to the U.S. A.P.A. have completed the

               transactions contemplated by such agreements.





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Alpha Wire Limited


    7.2  Conditions to Obligation of the Seller.  The obligation of the

         Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (or their waiver in writing by the Seller):

         7.2.1 the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

         7.2.2 the Buyer shall have performed and complied with all of their covenants that they must perform prior to the

               Closing;

         7.2.3 no action, suit or proceedings shall be pending or

               threatened before any court or quasi-judicial or

               administrative agency of any federal, state, local or

               foreign jurisdiction wherein an unfavorable judgment,

               order, decree, stipulation, injunction or charge would (i)

               prevent consummation of any of the transactions

               contemplated by this Agreement or (ii) cause any of the

               transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order,

               decree, stipulation, injunction or charge shall be in

               effect);

         7.2.4 the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified abovein

               Sections 7.2.1 through 7.2.3 is satisfied in all respects;

         7.2.5 the Parties shall have received all authorizations,

               consents and approvals of governments and governmental

               agencies set forth in any attachment hereto;



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Alpha Wire Limited


         7.2.6 the relevant Parties shall have entered into the Ancillary

               Agreements in form and substance as set forth in Exhibit

               7.1.7 of the U.S. A.P.A. (and with respect to the Supply

               Agreement of the U.S. A.P.A., the Parties shall have agreed on the pricing provisions and list of products), and the

               same shall be in effect;

         7.2.7 all actions to be taken by the Buyer in connection with consummation of the contemplated transactions and all

               certificates, opinions, instruments and other documents

               required to effect the contemplated transactions will be

               reasonably satisfactory in form and substance to the

               Seller; and

         7.2.8 The parties to the U.S. A.P.A. have completed the

               transactions contemplated by such agreement.



8   REMEDIES FOR BREACHES OF THIS AGREEMENT

    8.1  Survival.  All representations, warranties, and covenants of the

         Parties contained in this Agreement shall survive the Closing and continue in effect for the following periods:

         8.1.1 Each Party's covenants shall continue forever;

         8.1.2 Seller's representations and warranties shall expire as follows:  (i) with respect to Section 3.2 ("Authorization

               of Transaction"), 3.5 ("Assets"), 3.21 ("Employee

               Benefits"), and 3.23 ("Environment Health & Safety"), three years after the Closing Date; and (ii) with respect to all others, two years after the Closing Date.





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Alpha Wire Limited


         8.1.3 the Buyer's representations and warranties shall expire three years after the Closing Date.

         Each Party must assert any claim involving a representation,

         warranty or covenant against the other Party before expiration of any applicable survival period.  Notwithstanding any contrary provision, as long as the claim is asserted timely, the claim will continue to be valid and assertible even though the survival period may subsequently expire before the claim is resolved.

    8.2  Indemnification Provisions for Benefit of the Buyer.  If the

         Seller breaches any of its representations, warranties, or covenants contained in this Agreement (or in any of the Ancillary

         Agreements, Schedules or Exhibits referred to herein), then the

         Seller agrees to defend, indemnify and save harmless the Buyer,

         its Affiliates  and its and their directors, officers and

         employees ("Buyer's Indemnified Group") from and against the entirety of any Liability that any of the Buyer's Indemnified

         Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.  The Seller also agrees to defend, indemnify and save harmless the Buyer's Indemnified Group from and against the entirety of any Liability that any of the

         Buyer's Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of,

         relating to, or in the nature of any of the Retained Liabilities.

    8.3  Indemnification Provisions for Benefit of the Seller.  If the

         Buyer breaches any of its representations, warranties, or

         covenants contained in this Agreement (or in any of the Ancillary



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Alpha Wire Limited


         Agreements, Schedules or Exhibits referred to herein), then the

         Buyer agrees to defend, indemnify and save harmless the Seller,

         its Affiliates and its and their directors, officers and employees

         ("Seller' Indemnified Group") from and against the entirety of any liability that any of the Seller' Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

    8.4  Matters Involving Third Parties.  If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the

         Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying

         Party thereby is damaged.  In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the

         Indemnified Party has given notice of the matter that the

         Indemnifying Party is assuming the defense thereof, (i) the

         Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the

         Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the

         Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party



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Alpha Wire Limited


         concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and

         (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all

         Liability with respect thereto, without the written consent of the

         Indemnified Party (not to be withheld unreasonably). If the

         Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the

         Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

    8.5  Limitations on Indemnification.

         8.5.1 Basket.  Notwithstanding any contrary provision in this

               Section 8, Buyer shall not make any claim for

               indemnification under Section 8.2 for any breach by Seller of any representation or warranty in Section 3 until the

               aggregate amount of all such claims of the Buyer (whenadded to the aggregate amount of the claims of BWC for any breach by Alpha Wire of any representation or warranty in Section

               3 of the U.S. A.P.A.) exceed the Basket of the U.S. A.P.A.,

               in which event the Buyer's Indemnified Group shall be



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Alpha Wire Limited


               entitled to such indemnification for all amounts, including all amounts forming any part of Basket.

         8.5.2 Insurance Proceeds and Cap.  Notwithstanding any contrary provision in this Section 8, the Seller's liability under

               this Agreement, except as noted below, shall not exceed

               (when added to the aggregate amount of Alpha Wire's

               liability under Section 8 of the U.S. A.P.A.) the Cap of

               the U.S. A.P.A.  Notwithstanding the preceding sentence,

               the Cap will not apply, and Seller's liability will not be so limited, with respect to the following:

               (i)  Section 6.5 ("Confidentiality");

               (ii) Section 6.8 ("Environmental Matters");

               (iii)Section 6.10.3 ("Certain Retained Liabilities of the

                    Seller");

               (iv) Any of the representations and warranties noted in

                    Section 8.1.2 (i); or

               (v)  The indemnity covenant in Section 8.2 insofar as it

                    relates to any of the representations, warranties or

                    covenants noted above in subparts (i) - (iv) of this

                    Section 8.5.2.

         Notwithstanding any contrary provision in this Section 8, any claim asserted by any of the Buyer's Indemnified Group or any of the Seller's Indemnified Group, as the case may be, will be reduced by the amount of any insurance proceeds actually recovered by the claimant which directly relates to such claim.

    8.6  Arbitration.  Any claim or dispute arising in connection with

         Sections 8.2, 8.3, 8.4 or 8.5 of this Article 8 shall be finally



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Alpha Wire Limited


         settled by arbitration under the Commercial Arbitration rules and the guidelines for Expediting Larger, Complex Commercial

         Arbitrations of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over it, provided each arbitrator, as required by these procedures, has been appointed and the Parties have agreed on the procedures to conduct the arbitration

         (including discovery procedures) within 60 days after the Party requesting arbitration has sent notice of its claim to the other

         Party ("Deadline").  If any of such conditions is not met by the

         Deadline (unless the failure to do so is beyond the reasonable control of either Party, in which event the Deadline will be extended for an additional 30 days), neither Party shall have any obligation to arbitrate the claim unless they mutually agree to do so; in such event, each Party may in its sole discretion withhold its consent.  There shall be three arbitrators, all of whom shall be fully active in their respective occupations and shall conduct themselves as neutrals, and whose chairman shall be an attorney experienced in arbitrating large commercial disputes.  Each party shall appoint one arbitrator, and the two arbitrators shall appoint the third.  All arbitrators shall be compensated at their normal hourly or per diem rates for all time spent by them in connection with the arbitration proceedings.  The arbitration shall be held in Chicago, Illinois.  A preliminary hearing shall be held.  The arbitrators shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation, and the award rendered shall not



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Alpha Wire Limited


         include punitive damages but shall state its reasoning.  Any party may request a court to provide interim relief without waiving the agreement to arbitrate.



9   TERMINATION.

    9.1  Termination of Agreement. The Parties may terminate this Agreement as provided below:

         9.1.1 the Parties may terminate this Agreement by mutual written consent of all the Parties at any time prior to the

               Closing;

         9.1.2 the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if

               the Seller is in breach, and the Seller may terminate this

               Agreement by giving written notice to the Buyer at any time prior to the Closing if the Buyer is in breach, of any

               material representation, warranty, or covenant contained in this Agreement in any material respect and which breach has not been cured within ten days after receipt of written

               notice of such breach;

         9.1.3 the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if

               the Closing shall not have occurred on or before January

               31, 1997 by reason of the failure of any condition

               precedent under Section 7.1 (unless the failure results

               primarily from the Buyer's breaching any representation,

               warranty, or covenant contained in this Agreement); or





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Alpha Wire Limited


         9.1.4 the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the

               Closing shall not have occurred on or before January 31,

               1997 by reason of the failure of any condition precedent

               under Section 7.2 (unless the failure results primarily

               from the Seller's breaching any representation, warranty,

               or covenant contained in this Agreement).



10  GENERAL MATTERS

    10.1 No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

    10.2 Entire Agreement.  This Agreement and the Ancillary Agreements

         (including any schedules or attachments that are referenced in such agreements) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or

         representations by or among the Parties, written or oral, that relate to the subject matter.

    10.3 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this

         Agreement or any of its rights, interests, or obligations

         hereunder without the prior written approval of the other Parties;

         provided, however, that the Buyer may (i) assign any of its rights and interests under this Agreement to one or more of its

         Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases



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Alpha Wire Limited


         the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

    10.4 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    10.5 Headings.  The Article and section headings contained in this

         Agreement and in the Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.6 Notices.  All notices and other communications under this

         Agreement shall be in writing and shall be deemed given (i) when actually delivered by hand or mail, (ii) when transmitted by prepaid cable or telecopier, with confirmation of receipt,

         provided that a copy is sent at about the same time by registered or certified mail, return receipt requested, or (iii) five days after being sent by Express Mail, Federal Express or other express delivery service, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify from time to time by notice hereunder):

         If to the Seller:    Alpha Wire Limited
                              c/o Three Cities Research
                              24th Floor
                              New York, NY 10022

                              Attention:     Philip R. Cowen
                              Telephone:     (212) 702-9142
                              Facsimile:     (212) 702-9125










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Alpha Wire Limited


         If to the Buyer:     Belden U.K. Limited
                              c/o Belden Inc.
                              7701 Forsyth Boulevard
                              Suite 800
                              St. Louis, Missouri 63105

                              Attention:     Secretary
                              Telephone:     314-854-8000
                              Facsimile:     314-854-8001

    10.7 Amendments and Waivers.  No amendment of any provision of this

         Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation,

         or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    10.8 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or

         enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    10.9 Expenses.  Each Party will bear its own costs and expenses

         (including legal fees and expenses) incurred in connection with this Agreement or the transactions contemplated by it.  The Seller agrees that except as disclosed in Exhibit 10.9, it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the transactions contemplated by

         it.

    10.10 Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules



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Alpha Wire Limited


         and regulations promulgated under them, unless the context requires otherwise.  The Parties intend that each representation,

         warranty, and covenant contained in this Agreement shall have independent significance.  If any Party has breached any

         representation, warranty, or covenant contained in this Agreement in any respect, that there exists another representation,

         warranty, or covenant relating to the same subject matter

         (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate that the Party is in breach of the first representation, warranty, or covenant.

    10.11 Incorporation of Schedules.  The Schedules identified in this

         Agreement are incorporated by reference and made a part of this

         Agreement.

    10.12 Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly,

         each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of it in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

    10.13 Governing Law.  The laws of Illinois shall govern the interpretation of this Agreement.


11  DISPUTE RESOLUTION

    11.1 Settlement Attempt.  The Parties agree that, except as provided in

         Section 2.11, any claim or dispute between them arising out of or in connection with this Agreement  or any alleged breach of this

         Agreement (a "Claim") shall be submitted promptly to an executive of Seller and Buyer who shall have authority to settle the Claim,

         and who shall meet in Chicago, Illinois, within 30 days of such submission to seek in good faith an amicable settlement.  In seeking an amicable settlement, the Parties may consult with a



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Alpha Wire Limited


         neutral third party mediator if both agree in writing.  Unless the

         Parties agree to the contrary in writing, any advice or decision of the mediator shall not be binding.

    11.2 Litigation.  Subject to Section 8.6, any Claim which is not settled by the Parties within sixty (60) days of notice thereof first being given by either Party to the other may be pursued by a

         Party in any court having subject matter and personal

         jurisdiction.

    The Parties have executed this Agreement on the date first above written.



    BUYER:                    BELDEN U.K. LIMITED


                              By:/s/ Kevin L. Bloomfield
                              Name:Kevin L. Bloomfield
                              Title: Vice President


    SELLER:                   ALPHA WIRE LIMITED


                              By: /s/ Philip Cowen
                              Name: Philip Cowen
                              Title: Chief Executive Officer
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